Exhibit 16.1

December 3, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Shoe Pavilion, Inc.'s Form 8-K dated December 3, 2007, and have the following comments:

  We agree with the statements made in part (a) of Item 4.01.

  We have no basis on which to agree or disagree with the statements made in part (b) of Item 4.01.

Yours truly,

/s/ Deloitte & Touche LLP
Los Angeles, California